EXHIBIT 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 24, 2006, with respect to the consolidated financial statements of Performix Holdings, Inc. for the year ended December 31, 2005 and the notes thereto. We also consent to the reference to us under the heading ‘‘Experts’’ in such Registration Statement.

/s/ Feeley & Driscoll, P.C.

Boston, MA
September 18, 2007